Exhibit 99.1

Scripps restructures to create stronger company, puts radio stations up for sale

January 25, 2018

CINCINNATI - The E.W. Scripps Co. (NYSE: SSP) is creating a stronger, more streamlined and higher-performing company through comprehensive restructuring and cost reductions expected to yield more than $30 million in annual cost savings.

The company also plans to sell its 34 radio stations and has retained Kalil & Co., Inc. to handle the process.

“Today, Scripps is a dynamic leader in the media industry through its strong local TV station portfolio, its growing multicast network, its national news network and its podcasting business,” Scripps President and CEO Adam Symson said. “The enterprise-wide restructuring positions us well for continued growth while maintaining high-quality journalism as our central focus.”

During third-quarter 2017, the company began its restructuring work with a $2.4 million restructuring charge. The company will take a restructuring charge of $2 million in the fourth quarter, estimates a $4 million charge in the first quarter and expects to take smaller quarterly charges into 2019.

The annual cost savings are driven by reductions in head count and operating expenses over the next 12-18 months. These include centralization of services and technology; sharing of resources; elimination of redundant positions and services; and other expense reductions.

Another component of the company’s performance-improvement plan is its high priority on configuring a more durable TV station portfolio during this period of changing local market regulations.

“This plan is consistent with our goal to create both short-term and long-term value by improving margins and cash flow in our local media business and supporting the growth of our national businesses,” said Symson. “Our restructuring analysis also led us to determine the time is right to find a new owner for our radio group that can provide the focus and resources the stations and their creative, devoted employees deserve.”

About Scripps
The E.W Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including "Pickler & Ben," runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com